Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization

Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware

Butler Animal Health Holding Company, LLC[1]	Delaware

W.A. Butler Company[2]	Delaware

Henry Schein Animal Health Holdings Limited[3]	United Kingdom

Henry Schein Veterinary Solutions Pty Ltd	Australia

[1]	Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.
[2]	W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.
[3]

Henry Schein Animal Health Holdings Limited is the parent, holding company of W.A. Butler Company and of two consolidated wholly-owned subsidiaries and 11 majority-owned subsidiaries, all of which operate in the animal health distribution industry in the United States. Henry Schein Animal Health Holdings Limited is also the parent, holding company of 41 consolidated wholly-owned subsidiaries and 15 majority-owned subsidiaries, all of which operate in the animal health distribution industry outside the United States.